EXHIBIT 3.17

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF FORMATION

OF

YELLOW GPS, LLC

1.	The name of the limited liability company is Yellow GPS, LLC.

2.	Article First of the Certificate of Formation of the limited liability company shall be amended to read in its entirety as follows:

“FIRST: The name of the limited liability company is MIQ LLC.”

3.	Subsequent to the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware, the limited liability company intends to file a Registration of Trade Name in New Castle County, Delaware to be able to operate under the trade name: “Meridian IQ”.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of Yellow GPS, LLC this 21st day of July, 2004.

By:	/S/ BRENDA LANDRY
Name: Brenda Landry
Title: Vice President and Assistant Secretary and Authorized Person